STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (the “Agreement”) is made as of January 2, 2015 between Ladenburg Thalmann Financial Services Inc., a Florida corporation (the “Pledgor”), and Wade Wilkinson and David Michael Coffey (together, the “Pledgee”), as representatives of the former shareholders of Securities Service Network, Inc., a Tennessee corporation (“SSN”), and Renaissance Capital Corporation, a Tennessee corporation (“RCC”).

WHEREAS, the Pledgor is the owner of 1,000 shares of common stock, no par value, of SSN and 2,000 shares of common stock, no par value, of RCC (collectively, the “Pledged Shares”), as a result of the stock purchase described in that certain Stock Purchase Agreement (“Purchase Agreement”), dated as of September 21, 2014, by and among SSN, RCC, the David L. and Patricia B. Coffey Descendants Trust, as the principal shareholder of SSN and the sole shareholder of RCC (the “Trust”), the other shareholders of SSN (together with the Trust, the “Shareholders”) and the Pledgor; and

WHEREAS, for purposes of this Agreement, the term “Pledged Shares” shall also include any and all other shares of the capital stock of SSN and of RCC owned or held of record or beneficially by Pledgor at any time and from time to time and any and all rights, options or warrants relating to the foregoing;

WHEREAS, the Pledgor has agreed to pledge the Pledged Shares as security for the repayment of those certain promissory notes in the aggregate original principal amount of $45,000,000, dated as of the date hereof, made by Pledgor in favor of the Shareholders (the “Notes”);

WHEREAS, Wade Wilkinson and David Michael Coffey have been appointed as the Representatives (as defined in the Purchase Agreement) of the Shareholders;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Pledge of Shares. The Pledgor hereby mortgages, pledges, charges and grants to the Pledgee a security interest, as and by way of a fixed and specific mortgage, pledge, charge and security interest to and in favor of the Pledgee, for the benefit of the Pledgee and the holders of the Notes (the “Noteholders”), in (a) the Pledged Shares, (b) all dividends, distributions, interest, other payments and rights with respect to the Pledged Shares and (c) all proceeds of any of the foregoing, in each case subject to Section 3 of this Agreement (collectively, the “Collateral”), as a general and continuing collateral security for the repayment of the Notes and any obligations owed to the Pledgee under this Agreement (collectively, the “Obligations”).

2.	Covenants, Representations and Warranties of Pledgor. The Pledgor hereby covenants, represents and warrants to the Pledgee that, except to the extent that the failure of any of the following representations and warranties arises in connection with any inaccuracy, violation or breach by the Shareholders, SSN or RCC of their respective representations and warranties under the Purchase Agreement:

(a)	the Pledgor is the sole beneficial owner of the Pledged Shares;

(b)	the Pledged Shares are not encumbered, pledged or charged in any manner whatsoever;

(c)	there are no outstanding calls for the Pledged Shares;

(d)	the Pledged Shares represent one hundred percent (100%) of the outstanding and issued shares of all types and classes of SNN and RCC, respectively;

(e)	there are no warrants, options, subscriptions or other contractual arrangements for the purchase of stock or securities convertible into the stock of SSN or RCC;

(f)	until such time as all amounts owed under the Notes have been paid in full, Pledgor, without the prior written consent of Pledgee, which may be granted or withheld in Pledgee’s sole discretion, shall not cast any vote and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Pledgee or which would authorize, effect or consent to or otherwise permit or suffer the occurrence of: (i) the dissolution or liquidation, in whole or in part, of SSN or RCC; (ii) the consolidation or merger of SSN or RCC with any other corporation or other entity or the consolidation or merger of any SSN Subsidiary (as defined in the Purchase Agreement), except with or into SSN or another SSN Subsidiary; (iii) the sale or disposition of all or substantially all of the assets of SSN or RCC or any SSN Subsidiary; (iv) the authorization of the creation or issuance of any additional shares of stock of SSN or RCC or the issuance or grant of any warrants, options, subscriptions or other contractual arrangements for the purchase of stock or securities convertible into the stock of SSN or RCC; (v) the issuance of any certificates or substitute certificates representing the Pledged Shares or any other shares of the stock of SSN or of RCC or the entry of any similar notations in the stock ledger of SSN or RCC representing noncertificated shares; (vi) a change in the class or characteristics (including the voting rights, dividend rights or liquidation proceeds distribution rights) of the Pledged Shares or any other shares, whether presently authorized or otherwise; (vii) a change in the conduct of the business of SSN which results in more than five percent (5%) of the registered representatives and advisors of SSN as of the date hereof ceasing to be registered representatives and advisors of SSN and becoming registered representatives and advisors of any subsidiary of Pledgor other than SSN or any corporation or other entity with respect to which Pledgor, or any of its shareholders owning at least twenty-five percent (25%) of Pledgor’s shares of stock, own at least twenty-five percent (25%) of the stock or other equity interests; (viii) the incurrence by either SSN or RCC or any SSN Subsidiary of indebtedness, or the grant of a security interest or lien, at any time in an aggregate amount greater than $5,000,000, other than (a) trade payables incurred in the ordinary course of business consistent with past practice and (b) Permitted Liens (as defined in the Purchase Agreement); or (ix) payment of any dividend or make any other distribution of any cash or other assets of either SSN or RCC, except for cash dividends consistent with the past dividend practice of SSN and RCC, respectively;

(g)	the Pledgor has full power, authority, right and capacity to pledge, assign and deliver the Pledged Shares as herein provided;

(h)	the execution and delivery of this Agreement by the Pledgor and the fulfillment of or compliance with the terms and conditions of this Agreement by the Pledgor will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law to which the Pledgor is party or by which the Pledgor is bound or affected;

(i)	the Pledgor will not grant, bargain, sell, convey, assign, mortgage or grant a security interest in or otherwise deal with the Pledged Shares and will not make, create or give any charge, mortgage, pledge, lien, assignment or security interest upon any or all of the Pledged Shares until the Notes are repaid in full;

(j)	the Pledgor will use commercially reasonable efforts to cause the business, assets and/or operations of each of SSN and RCC (i) to be at all times sufficiently capitalized in order to fully meet any and all legal and regulatory requirements applicable to SSN and RCC (including the Securities and Exchange Commission’s net capital rule, as applicable) and (ii) to be at all times owned, held and operated by SSN and RCC as a stand-alone operation and wholly-owned subsidiaries of the Pledgor, operated in all respects as separate entities;

(k)	Not later than 45 days following the end of each of the first three fiscal quarters of each of SSN and RCC and not later than 120 days after the end of each fiscal year of SSN and RCC, respectively, Pledgor shall deliver to Pledgee copies of (i) the unconsolidated financial statements of SSN and RCC, respectively, prepared in accordance with Pledgor’s customary accounting practices and as used in connection with its financial reporting obligations as a public company under the Securities Exchange Act of 1934, as amended, and (ii) the FOCUS reports of SSN for each such period;

(l)	the pledge of the Collateral and all proceeds thereof, upon delivery of the Pledged Shares to the Pledgee, is effective to create a valid first priority security interest in the Collateral and such proceeds thereof, securing payment of the Obligations; and

(m)	the Pledgor will, upon obtaining knowledge thereof, advise the Pledgee promptly, in reasonable detail, of (i) any lien, security interest, encumbrance or claims (other than a Permitted Lien of the type referenced in clause (a) of the definition of Permitted Lien in the Purchase Agreement) made or asserted against any of the Collateral, (ii) the occurrence of any other event which would have a materially adverse effect on the security interests created hereunder or (iii) the occurrence of any Event of Default (as defined in Section 9 of each Note).

3.	Dealings with Pledged Shares. Unless an Event of Default shall have occurred and be continuing, (i) all dividends or other distributions in respect of all or any of the Pledged Shares paid in accordance with Section 2(f)(ix) hereof, shall be for the account of the Pledgor, free and clear of the security interest created hereby and (ii) the Pledgor shall have the right and power to represent the Pledged Shares at any meeting or meetings of the shareholders of SSN or RCC and to exercise all voting or consent rights attached to any of the Pledged Shares, subject to the terms and provisions hereof, including, without limitation, the terms and provisions set forth in Section 2(f) of this Agreement.

4.	Enforcement of Pledge. The security hereby constituted shall become enforceable upon the occurrence of and during the continuation of an Event of Default.

5.	Remedies of Pledgee. If any Event of Default shall have occurred and be continuing, Pledgee shall be entitled to exercise all of the rights, powers and remedies vested in it by this Agreement, and now or hereafter existing at law or in equity or by statute (including, without limitation, the Uniform Commercial Code of Delaware) or otherwise for the protection and enforcement of its rights with respect to the Pledged Shares; and Pledgor hereby irrevocably appoints and constitutes the Pledgee as Pledgor’s attorney-in-fact, coupled with an interest and with full power of substitution, to exercise any or all of the following rights, powers and remedies:

(a)	receive directly all payments and distributions payable or deliverable with respect to the Pledged Shares otherwise payable or deliverable to Pledgor;

(b)	to endorse and transfer all or any part of the Pledged Shares into the Pledgee’s name or the name of its nominee and to cause new certificates to be issued in the name of the Pledgee or of such nominee with respect to the Pledged Shares;

(c)	vote all or any part of the Pledged Shares, whether or not transferred into the name of the Pledgee, and give all proxies, consents, waivers and ratifications with respect to the Pledged Shares and otherwise act with respect thereto as though it were the outright owner thereof;

(d)	at any time or from time to time, sell, assign and deliver, or grant options to purchase, all or any part of the Pledged Shares, or any interest therein, at any public or private sale, to the fullest extent permitted by law, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or otherwise (all of which are hereby waived by Pledgor to the fullest extent permitted by law), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine;

(e)	take control of any proceeds from the sale of the Pledged Shares; and

(f)	execute (in the name, place, and stead of the Pledgor) endorsements, assignments, stock powers, and other instruments of conveyance or transfer with respect to all or any of the Pledged Shares.

Pledgor and Pledgee, on behalf of itself and the Noteholders, acknowledge that Pledgor, Pledgee and the Noteholders are aware that in case of an Event of Default, no transfer of 25% or more of the Pledged Shares under the terms of this Pledge Agreement may be effected unless and until such transfer has been approved by FINRA pursuant to NASD Rule 1017.

6.	Private Sales. The Pledgor recognizes that the Pledgee may be unable to effect a public sale or other disposition of the Pledged Shares by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), federal banking laws, and other applicable laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers. The Pledgor agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner. The Pledgee shall be under no obligation to delay a sale of any of the Pledged Shares for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act, or such other federal banking or other applicable laws, even if the issuer would agree to do so. Subject to the foregoing, the Pledgee agrees that any sale of the Pledged Shares shall be made in a commercially reasonable manner, and the Pledgor agrees to use its commercially reasonable efforts to cause the issuer or issuers of the Pledged Shares contemplated to be sold, to execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all at the Pledgor’s expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of the Pledgee, advisable to exempt such Pledged Shares from registration under the provisions of the Securities Act, and to make all amendments to such instruments and documents which, in the opinion of the Pledgee, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. The Pledgor further agrees to use its commercially reasonable efforts to cause such issuer or issuers to comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction which the Pledgee shall designate and, if required, to cause such issuer or issuers to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act..

7.	Monies Received as Trustee. If any Event of Default shall have occurred and be continuing, all moneys collected or received by the Pledgor in respect of the Collateral during the continuation of such Event of Default shall be received in trust for the Pledgee and shall be forthwith paid to the Pledgee, for the benefit of the Pledgee, the Noteholders and the Pledgor as described in this Agreement.

8.	Application of Proceeds of Sale. The proceeds of sale of the Pledged Shares and any dividends or other distributions received by the Pledgee shall be applied or imputed to the Notes as follows:

(a)	first, in payment of all costs and expenses incurred by the Pledgee or its nominee with reference to the Pledged Shares or the realization of the security thereof (including all reasonable legal fees and court costs) and all interest thereon;

(b)	second, in payment of the Notes other than the costs and charges referred to in subparagraph 8(a) of this Agreement in such manner as the Pledgee may determine; and

(c)	third, any surplus shall be paid to the Pledgor or as otherwise required by law, except that Pledgee shall have no duty to marshal the Pledged Shares or any of the proceeds thereof.

9.	Satisfaction of Notes. The Pledgee shall not be required to surrender the Pledged Shares unless and until the Notes are fully satisfied and paid in full (including by means of any offset against the Cap Notes expressly permitted by the Cap Notes, as defined in the Purchase Agreement). Upon satisfaction and payment of the Notes in full (including by means of any offset against the Cap Notes expressly permitted by the Cap Notes), the Pledgee (i) shall surrender the certificates representing the Pledged Shares, together with any proceeds thereon and all separate instruments of assignment or transfer duly executed in blank by Pledgor, that then remain in the possession of the Pledgee, and (ii) shall release the Pledgor from the provisions of this Agreement.

10.	Remedies Cumulative. All rights and remedies of the Pledgee set out in this Agreement are cumulative and no right or remedy contained in this Agreement is intended to be exclusive, but each shall be in addition to any other right or remedy contained in this Agreement or any existing or further or other security document entered into between the Pledgor and the Pledgee or now or hereafter existing at law or in equity or by statute.

11.	Amendment; Waiver. This Agreement may be amended only by further written agreement executed by the Pledgor and the Pledgee. No waiver or consent by the Pledgee to or of any breach of or default in the observance of any terms, conditions, covenants, agreements, representations and warranties contained in this Agreement to be observed or performed shall constitute a consent or waiver by the Pledgee to or of any further breach of or default in this Agreement. No exercise or enforcement of any such rights and remedies available to the Pledgee hereunder or otherwise shall be held to exhaust any right or remedy of the Pledgee.

12.	Change in Pledged Shares. Subject to the other terms hereof regarding such matters, if the Pledged Shares or any of them are changed, reclassified, subdivided, consolidated or converted into a different number or class of shares or units or otherwise, the shares or other securities resulting from the change, reclassification, subdivision, consolidation or conversion shall be subject to the provisions of this Agreement.

13.	Registration of Pledged Shares. The Pledged Shares shall be registered in the name of the Pledgor. All certificates representing the Pledged Shares in existence on the date hereof have been delivered to the Pledgee, along with separate instruments of assignment or transfer duly executed by the Pledgor. The Pledged Shares may from time to time be surrendered to SSN or RCC, as applicable, for cancellation, transfer or re-registration in accordance with this Agreement or in exchange for certificates of different denominations. The Pledgor agrees that the responsibility of the Pledgee is limited to exercising, in regard to the certificate or certificates representing the Pledged Shares, the same degree of care which it gives to its own valuable property.

14.	No Merger. The pledge of the Pledged Shares shall not operate by way of merger of any indebtedness or liability of the Pledgor or of any other persons to the Pledgee under any deed, guarantee, contract, bill of exchange, promissory note or other instrument by which the same may now or at any time hereafter be represented or evidenced, and no judgment recovered by the Pledgee shall merge or in any way affect the security hereby created.

15.	Additional Security. This security is in addition to and not in substitution for any other security now or hereafter held by the Pledgee.

16.	Attachment. The Pledgor and the Pledgee expressly state that they intend that the pledge and security interest hereby constituted attach upon execution and delivery of this Agreement. The Pledgor acknowledges receipt of a true copy of this Agreement.

17.	Further Assurances.

(a)	The Pledgor shall, and shall cause SSN and/or RCC to, from time to time, on request by the Pledgee, execute such further and other assurances, conveyances, mortgages, assignments, consents and documents, and take such other actions, as may be reasonably necessary for the purpose of perfecting the Pledgee’s security in the Pledged Shares or enabling the Pledgee to exercise and enforce its rights and remedies hereunder with respect to the Collateral, including without limitation any and all such documents and actions reasonably necessary or appropriate in order to promptly obtain any necessary consent or approval from the Financial Industry Regulatory Authority, Inc. or other regulatory authority.

(b)	The Pledgor shall not bring any proceeding to enforce and shall not otherwise assert any claim that may arise as a result of the Pledgee exercising its rights under this Agreement against any officer, director, employee, agent or representative of SSN or any of the SSN Subsidiaries (each an “SSN Person”) (i) under Exhibit D to the Employment Agreements (as defined in the Purchase Agreement) or Section 6.6 of the Purchase Agreement or (ii) any other agreement to which any SSN Person who is such as of the Closing Date is or becomes a party at any time while any of the Obligations remain outstanding and which contains any restrictive covenants of the same or similar type referenced in clause (b)(i), or any extension, renewal or replacement of any of the agreements referenced in causes (b)(i) or (b)(ii).

18.	Notices. All notices and other communications required or permitted hereunder shall be given in accordance with the provisions of, and to the addresses provided in, the Purchase Agreement.

19.	Representatives. Upon a Representative ceasing to be such under the terms of the Purchase Agreement, (i) such individual shall cease to be Pledgee under this Agreement and, except as set forth in clause (ii), this Agreement shall terminate and be of no further force and effect with respect to such individual, and (ii) all certificates representing the Pledged Shares, together with any proceeds thereon and all instruments of assignment or transfer duly executed in blank by Pledgor, that then remain in the possession of such individual shall be delivered promptly to the remaining Representative or to a successor thereto appointed in accordance with the Purchase Agreement. Upon the appointment of a successor Representative or Representatives under the Purchase Agreement, such Representative shall execute a joinder to this Agreement as Pledgee.

20.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

21.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

22.	Expenses. Pledgor shall pay all costs of collection and enforcement of Pledgee under this Agreement (including court costs and reasonable attorneys’ fees and costs and costs associated with seeking any required regulatory approvals contemplated hereunder) in the event of an Event of Default or other failure of Pledgor to fulfill any term, covenant or condition under this Agreement.

23.	Waiver by Jury Trial; Venue. EACH OF PLEDGOR AND THE PLEDGEE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT OR THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS-CLAIMS, OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREIN.

Pledgor hereby specifically authorizes any action brought upon the enforcement of this Agreement by Pledgee to be instituted and prosecuted in the State or Federal courts located in Knox County, Tennessee. Pledgor hereby consents and submits to the personal jurisdiction of the State and Federal courts of Tennessee in any action instituted by Pledgee arising under or related to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

PLEDGEE:

/s/ Wade Wilkinson	/s/ David Michael Coffey

Wade Wilkinson	David Michael Coffey

PLEDGOR:

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:	/s/ Brian L. Heller

Name: Brian L. Heller Title: Senior Vice President – Business and Legal Affairs